UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14C
(RULE 14c-101)

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

Check the appropriate box:

☒	Preliminary Information Statement

☐	Definitive Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5 (d)(2))

FEEL GOLF CO., INC.
(Name of Registrant as Specified in Charter)

Payment of Filing Fee. (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No:

	(3)	Filing Party:

	(4)	Date Filed:

INFORMATION STATEMENT

FEEL GOLF CO., INC.
107 Commerce Way
Sanford, FL 32771

NOTICE OF ACTION BY
WRITTEN CONSENT OF MAJORITY STOCKHOLDERS

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS’ MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN.

We are furnishing this notice and the accompanying information statement (the “Information Statement”) to the holders of shares of common stock, par value $0.0001 per share (“Common Stock”) of Feel Golf Co.,, Inc. (the “Company”) pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Regulation 14C and Schedule 14C thereunder, and Section 603 of the California Corporations Code (the “CCC”) in connection with the approval of the actions described below (the “Actions”) taken by written consent of the holders of a majority of the issued and outstanding shares of Common Stock:

(1)	The implementation of a reverse stock split of the outstanding shares of Common Stock at a ratio of 100:1 (the “Reverse Stock Split”).

The purpose of this Information Statement is to notify our stockholders that on January 19, 2012 the owners of approximately 51.1% of the voting securities consisting of our issued and outstanding shares of Common Stock and owners of shares of the Series A preferred stock, par value $0.0001 (“Preferred Stock”) as of such date executed a written consent approving the Actions.  In accordance with Rule 14c-2 promulgated under the Exchange Act, the Actions will become effective no sooner than 20 days after we mail this notice and the accompanying Information Statement to our stockholders.

The written consent that we received constitutes the only stockholder approval required for the Action under California law and, as a result, no further action by any other stockholder is required to approve the Action and we have not and will not be soliciting your approval of the Action.

This notice and the accompanying Information Statement are being mailed to our stockholders on or about January [*], 2012. This notice and the accompanying Information Statement shall constitute notice to you of the action by written consent in accordance with Section 602 and 603 of the CCC and Rule 14c-2 promulgated under the Exchange Act.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

By Order of the Board of Directors

	By:	/s/ Lee Miller
Lee Miller Chief Executive Officer, Chief Financial Officer and Chairman of the Board of Directors
January 26, 2012
Sanford, FL

FEEL GOLF CO., INC.
107 Commerce Way
Sanford, FL 32771
__________________________________

INFORMATION STATEMENT

Action by Written Consent of Majority Stockholder
__________________________________

WE ARE NOT ASKING YOU FOR A
PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

GENERAL

This Information Statement is being furnished to the holders of shares of common stock, par value $0.0001 per share (“Common Stock”) of Feel Golf Co., Inc. in connection with the action by written consent of the holders of a majority of our issued and outstanding shares of Common Stock and Preferred Stock taken without a meeting to approve the actions described in this Information Statement.  In this Information Statement, all references to “the Company,” “we,” “us” or “our” refer to Feel Golf Co., Inc.  We are mailing this Information Statement to our stockholders of record as of January 19, 2012 (the “Record Date”) on or about January [*], 2012.

Pursuant to Rule 14c-2 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the actions described herein will not become effective until 20 calendar days following the date on which this Information Statement is first mailed to our stockholders.

The entire cost of furnishing this Information Statement will be borne by the Company. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of the Company’s common stock held of record by them and will reimburse such persons for their reasonable charges and expenses in connection therewith.

Actions by Consenting Stockholders

On January 19, 2012, in accordance with Section 602 of the California Corporations Code, as amended (the “CCC”), the Board of Directors (the “Board”) of the Company unanimously adopted resolutions approving the following actions (the “Action”):

(1)	The implementation of a reverse stock split of the outstanding shares of Common Stock at a ratio of 100:1 (the “Reverse Stock Split”).

In order to obtain the approval of our stockholders for the Action, we could have convened a special meeting of the stockholders for the specific purpose of voting on such matters.  However, Section 602 of the CCC and our Bylaws provides that any action that may be taken at any annual or special meeting of stockholders may be taken without a meeting and without prior notice if a consent in writing setting forth the action taken is signed by the holders of outstanding shares of Common Stock having not less than the minimum number of votes that would be necessary to take such action. In order to eliminate the costs and management time involved in holding a meeting and obtaining proxies and in order to effect the above actions as early as possible in order to accomplish the purposes hereafter described, we elected to utilize the written consent of the holders of a majority of the outstanding shares of our Common Stock

As of the close of business of the Record Date, we had 2,316,945,177 shares of Common Stock outstanding and entitled to vote on the Actions.  Each share of Common Stock outstanding as of the close of business on the Record Date was entitled to one vote.

In addition, as of the close of business of the Record Date, we had 6,828,200 shares of Series A Preferred Stock outstanding. Holders of the Series A Preferred Stock have three hundred and fifty (350) times the number of votes that holders of Common Stock are entitled to on all matters submitted to shareholders for their action or consideration. There are currently 5 holders of Series A Preferred Stock.

On the Record Date, pursuant to Section 602 of the CCC and our Bylaws, we received written consents for the Actions from stockholders holding an aggregate of 6,818,200 shares of our Series A Preferred Stock and from stockholders holding an aggregate of 19,197,764 shares of our Common Stock, representing the total equivalent voting power of 51.1% of our outstanding shares of Common Stock.  Thus, your consent is not required and is not being solicited in connection with the approval of the Actions.

The following sets forth those holders who consented to the Actions and provides the number of shares beneficially owned and the percentage interest of outstanding shares of Common Stock for each such holder (the “Majority Stockholders”) as of the Record Date:

Holder	Beneficial Ownership of Common Stock	Beneficial Ownership of Series A Preferred Stock (1)	Percentage of Beneficial Ownership (2)
Lee Miller (3)	12,797,764	4,680,000	35.07%
David Worrell	5,250,000	1,014,000	7.65%
David Otterbach	1,150,000	1,124,200	8.38%

(1)
Holders of the Series A Preferred Shares have three hundred and fifty (350) times the number of votes that holders of Common Stock are entitled to on all matters submitted to shareholders for their action or consideration

(2)	This calculation includes the total voting power of the Holder’s Common Stock as well as the Series A Preferred Stock.
(3)
Represents 12,797,764 shares of Common Stock, and 4,680,000 shares of Series A Preferred Stock, held by the Miller Family Trust as of January 19, 2012. The Miller Family Trust is controlled by the Chief Executive Officer of the Company, Lee Miller.

Notice Pursuant to Section 603 of the CCC

Pursuant to Section 603 of the CCC, we are required to provide prompt notice of the taking of the corporate action without a meeting to the holders of record of our Common Stock who have not consented in writing to such action. This Information Statement is intended to provide such notice.

Dissenters’ Rights of Appraisal

Stockholders who did not consent to the Actions are not entitled to assert dissenters’ or appraisal rights under Section 1300 of the CCC.

Interests of Certain Persons in or Opposition to Matters to be Acted Upon

No persons have any substantial personal interest in the proposals.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding our shares of Common Stock and beneficially owned as of January 19, 2012, for (i) each stockholder known to be the beneficial owner of 5% or more of the Company’s outstanding shares of common stock, (ii) each named executive officer and director, and (iii) all executive officers and directors as a group.  A person is considered to beneficially own any shares: (i) over which such person, directly or indirectly, exercises sole or shared voting or investment power, or (ii) of which such person has the right to acquire beneficial ownership at any time within 60 days through an exercise of stock options or warrants. Unless otherwise indicated, voting and investment power relating to the shares shown in the table for our directors and executive officers is exercised solely by the beneficial owner or shared by the owner and the owner’s spouse or children.

For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person has the right to acquire within 60 days of January 19, 2012.  For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons named above, any shares that such person or persons has the right to acquire within 60 days of January 19, 2012 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.  The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership.  As of January 19, 2012 we had 2,316,945,177 common shares issued and outstanding.

	Series A Preferred Shares (1)			Common Stock
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class (2)	Amount and Nature of Beneficial Ownership		Percent of Class

Lee Miller	4,680,000	(2)	68.5%	12,456,219	(3)	< 1%

David Otterbach	1,124,200		16.5%	1,150,000		< 1%

David Worrell	1,014,000		14.6%	250,000		< 1%

All executive officers and directors as a group	6,818,200		99.6%	13,856,219		< 1%

* Less than one percent (1%)

(1)
The Series A Preferred Shares have three hundred and fifty (350) times the number of votes that holders of Common Stock are entitled to on all matters submitted to shareholders for their action or consideration.

(2)	Represents 4,680,000 shares held by the Miller Family Trust as of January 19, 2012. The Miller Family Trust is controlled by the Chief Executive Officer of the Company, Lee Miller.
(3)	Represents 12,456,219 shares held by the Miller Family Trust as of January 19, 2012.

IMPLEMENTATION OF THE REVERSE STOCK SPLIT

On January 19, 2012, the Board approved resolutions authorizing the Company to implement a reverse stock split of the outstanding shares of Common Stock at a ratio of one hundred to one (100:1) (the “Reverse Stock Split”).  On January 19, 2012, pursuant to Section 602 of the CCC, we received written consents for the Reverse Stock Split from the Majority Stockholders.

Reasons for the Reverse Stock Split

The Reverse Stock Split is intended to increase the per share stock price of our Common Stock.  As of the Record Date, the last reported closing price of the Common Stock was $0.0001 per share.  The Board believes that if we are successful in maintaining a higher price per share of our Common Stock, we will be able to generate greater interest among professional investors and institutions. If we are successful in generating interest among such entities, we anticipate that our Common Stock would have greater liquidity and a stronger investor base.

The Company cannot assure you that it will be successful in generating greater interest among professional investors and institutions. Stockholders should also note that if the Company elects to implement a Reverse Stock Split, there is no assurance that prices for shares of the Common Stock after the Reverse Stock Split will increase proportionally to the exchange ratio of the Reverse Stock Split (or at all).  Other factors, such as our financial results, market conditions and the market perception of our business may adversely affect the market price of our Common Stock. The Company cannot guarantee to stockholders that the price of its shares will reach or sustain any price level in the future, and it is possible the Reverse Stock Split will have no lasting impact on its share price.  Furthermore, the liquidity of our Common Stock could be adversely affected by the reduced number of shares that would be outstanding after the Reverse Stock Split. Consequently, there can be no assurance that the Reverse Stock Split will achieve the desired results.

The Board has determined to effect the Reverse Stock Split at an exchange ratio of one (1) post-Reverse Stock Split share of Common Stock (the “New Shares”) for one-hundred (100) pre-Reverse Stock Split shares of Common Stock (the “Old Shares”). In determining the range of Reverse Stock Split ratio, the Board considered numerous factors, including

•	the historical and projected performance of the Common Stock and volume level before and after the Reverse Stock Split;
•	the prevailing trading price for the Common Stock and the volume level thereof;
•	potential devaluation of our market capitalization as a result of the Reverse Stock Split;
•	prevailing market conditions and general economic and other related conditions prevailing in our industry and in the marketplace generally; and
•	the projected impact of the Reverse Stock Split ratio on trading liquidity in the Common Stock.

In evaluating the Reverse Stock Split, the Board also took into consideration negative factors associated with reverse stock splits in general. These factors include the negative perception of reverse stock splits held by some investors, analysts and other stock market participants, as well as the fact that the stock price of some companies that have effected reverse stock splits has subsequently declined back to pre-reverse stock split levels. The Board, however, determined that these negative factors were outweighed by the potential benefits.

Effects of the Reverse Stock Split

At the Effective Time (as defined below), each lot of one-hundred (100) Old Shares, as determined by the Board, issued and outstanding immediately prior to the Effective Time will, automatically and without any further action on the part of our stockholders, be combined into and become one (1) New Share, subject to the treatment for fractional shares described below, and each certificate which, immediately prior to the Effective Time, represented Old Shares will be deemed cancelled and, for all corporate purposes, will be deemed to evidence ownership of New Shares.  STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

The Reverse Stock Split will be effected simultaneously for all our then-existing Old Shares and the exchange ratio will be the same for all of our shares of outstanding Common Stock. The Reverse Stock Split will affect all of our stockholders uniformly and will not affect any stockholder’s percentage ownership interests in the Company, subject to the treatment for fractional shares described below.  See “Fractional Shares” below.  The New Shares issued pursuant to the Reverse Stock Split will be fully paid and non-assessable. All New Shares will have the same par value, voting rights and other rights as Old Shares.  Stockholders of the Company do not have preemptive rights to acquire additional shares of Common Stock.  The information in the following table is based on 2,316,945,177 shares of Common Stock outstanding as of the Record Date.

Proposed Reverse Stock Split	Percentage Reduction in the Outstanding Shares of Common Stock	Common Stock Outstanding after the Reverse Stock Split	Common Stock Available for Issuance after the Reverse Stock Split
1 for 100	99%	23,169,451	5,976,830,549

A new CUSIP number will also be assigned to the Common Stock following the Reverse Stock Split.

Commencing at the Effective Time, all outstanding options, warrants and other convertible securities entitling holders thereof to purchase shares of Common Stock would entitle such holders to receive, upon exercise of their securities, a fraction (depending on the actual exchange ratio of the Reverse Stock Split) of the number of shares of Common Stock which such holders may purchase upon exercise or conversion of their securities. In addition, commencing at the Effective Time, the exercise or conversion price of all outstanding options, warrants and other convertible securities of the Company would be increased proportionally, based on the actual exchange ratio of the Reverse Stock Split.

Effective Increase in Authorized Shares of Common Stock

The number of authorized shares of our Common Stock would remain the same following the Reverse Stock Split.  Therefore, the implementation of the Reverse Stock Split would have the effect of increasing the number of shares of Common Stock remaining available for issuance.  We believe that the availability of the additional shares of Common Stock would provide us with the flexibility to meet business needs as they arise, to take advantage of favorable opportunities, and to respond to a changing corporate environment.

We also believe that the increased reserve of shares available for issuance would also give us the flexibility of using Common Stock to raise capital and/or as consideration in acquiring other businesses. Such acquisitions may be effected using shares of Common Stock or other securities convertible into Common Stock and/or by using capital that may need to be raised by selling such securities.

We have no plans, proposals or arrangements, written or otherwise, at this time, to issue any of the additional available authorized shares of Common Stock that would result from a Reverse Stock Split.

The increased reserve of shares of Common Stock available for issuance may be used to facilitate public or private financings. If sufficient operating funds cannot be generated by operations, we may need to, among other things, issue and sell unregistered shares of Common Stock, or securities convertible into Common Stock, in private transactions.  We have no plans or agreements in place for any financing at this time.  Such transactions might not be available on terms favorable to us, or at all.  We may sell Common Stock at prices less than the public trading price of the Common Stock at the time, and we may grant additional contractual rights to purchase not available to other holders of Common Stock, such as warrants to purchase additional shares of Common Stock or anti-dilution protections.

In addition, the increased reserve of shares available for issuance may be used for our equity incentive plans for grants to our employees, consultants and directors.  Our Board believes that it is critical to incentivize our officers and employees to increase our revenues and profitability, and as a result, our market value, through equity incentive awards. Such equity incentive plans may also be used to attract and retain employees or in connection with potential acquisitions.

The possible future issuance of shares of equity securities consisting of Common Stock or securities convertible into Common Stock could affect our current stockholders in a number of ways, including the following:

•	diluting the voting power of the current holders of Common Stock;
•
diluting the market price of the Common Stock, to the extent that the shares of Common Stock are issued and sold at prices below current trading prices of the Common Stock, or if the issuance consists of equity securities convertible into Common Stock, to the extent that the securities provide for the conversion into Common Stock at prices that could be below current trading prices of the Common Stock;

•	diluting the earnings per share and book value per share of the outstanding shares of Common Stock; and
•	making the payment of dividends on Common Stock potentially more expensive.

Fractional Shares

No scrip or fractional shares would be issued if, as a result of the Reverse Stock Split, a stockholder would otherwise become entitled to receive a fractional share of Common Stock.  In lieu of issuing fractional shares, the Company would round up to one whole share of Common Stock in the event a stockholder would be entitled to receive a fractional share of Common Stock.

Effect on Voting Rights of, and Dividends on, Common Stock

Proportionate voting rights and other rights of the holders of Common Stock would not be affected by the Reverse Stock Split.  The percentage of outstanding shares owned by each stockholder prior to the Reverse Stock Split, if implemented, will remain the same, except for adjustment as a consequence of rounding up of any fractional shares created by the Reverse Stock Split.  See “Fractional Shares” above.

We have not in the past declared, nor do we have any plans to declare in the foreseeable future, any distributions of cash, dividends or other property, and we are not in arrears on any dividends.  Therefore, we do not believe that the Reverse Stock Split would have any effect with respect to future distributions, if any, to our stockholders.

Effect on Liquidity

The decrease in the number of shares of our Common Stock outstanding as a consequence of the Reverse Stock Split may decrease the liquidity in our Common Stock if the anticipated beneficial effects do not occur.  See “Purposes of the Reverse Stock Split” above. If implemented, the Reverse Stock Split may result in some stockholders owning “odd-lots” of less than 100 shares of Common Stock on a post-split basis.  Odd lots may be more difficult to sell, or require greater transaction costs per share to sell than shares in “even lots” of even multiples of 100 shares.

Potential Anti-Takeover Effect

The increased proportion of authorized but unissued shares of our Common Stock to outstanding shares thereof could, under certain circumstances, have an anti-takeover effect.  For example, such a change could permit future issuances of our Common Stock that would dilute the stock ownership of a person seeking to effect a change in composition of our Board or contemplating a tender offer or other transaction for the combination of our Company with another entity.  The Reverse Stock Split, however, is not being proposed in response to any effort of which we are aware to accumulate shares of our Common Stock or to obtain control of us. The Company currently has no intention of going private, and the Reverse Stock Split is not intended to be a first step in a going private transaction and will not have the effect of a going private transaction covered by Rule 13e-3 under the Exchange Act.

Certain U.S. Federal Income Tax Consequences

The discussion below is only a summary of certain U.S. federal income tax consequences of the Reverse Stock Split generally applicable to beneficial holders of shares of our Common Stock and does not purport to be a complete discussion of all possible tax consequences. This summary addresses only those stockholders who hold their Old Shares as “capital assets” as defined in the Internal Revenue Code of 1986, as amended (the “Code”), and will hold the New Shares as capital assets. This discussion does not address all U.S. federal income tax considerations that may be relevant to particular stockholders in light of their individual circumstances or to stockholders that are subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, and foreign stockholders. The following summary is based upon the provisions of the Code, applicable Treasury Regulations thereunder, judicial decisions and current administrative rulings, as of the date hereof, all of which are subject to change, possibly on a retroactive basis. Tax consequences under state, local, foreign, and other laws are not addressed herein. Each stockholder should consult his, her or its own tax advisor as to the particular facts and circumstances that may be unique to such stockholder and also as to any estate, gift, state, local or foreign tax considerations arising out of the Reverse Stock Split.

The Reverse Stock Split will qualify as a recapitalization for U.S. federal income tax purposes. As a result:

•	Stockholders should not recognize any gain or loss as a result of the Reverse Stock Split.
•	The aggregate basis of a stockholder’s pre-Reverse Stock Split shares will become the aggregate basis of the shares held by such stockholder immediately after the Reverse Stock Split.
•	The holding period of the shares owned immediately after the Reverse Stock Split will include the stockholder’s holding period before the Reverse Stock Split.

The above discussion is not intended or written to be used, and cannot be used by any person, for the purpose of avoiding U.S. federal tax penalties. It was written solely in connection with the proposed Reverse Stock Split of our Common Stock.

Effective Date of the Reverse Stock Split

If the Board determines to effect a Reverse Stock Split, the Reverse Stock Split will become effective upon the filing of a Certificate of Amendment to our Certificate of Incorporation with the Secretary of State of the State of California or at such later time as indicated in such amendment (the “Effective Time”), but in no event prior to the end of the 20 day period following the date on which this Information Statement is mailed to our stockholders.  It is expected that such filing will take place promptly after the 20 day period following the date on which this Information Statement is mailed to our stockholders.  However, the exact timing of the filing of the amendment will be determined by the Board based on its evaluation as to when such action will be the most advantageous to us and our stockholders, and the Board. In addition, the Board reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to elect not to proceed with the Reverse Stock Split if, at any time prior to filing the amendment, the Board, in its sole discretion, determines that it is no longer in our best interests and the best interests of our stockholders.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and other information with the SEC.  You may obtain such SEC filings from the SEC’s website at http://www.sec.gov.  You can also read and copy these materials at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549.  You can obtain information about the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

If hard copies of the materials are requested, we will send only one Information Statement and other corporate mailings to stockholders who share a single address unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, the Company will deliver promptly upon written or oral request a separate copy of the Information Statement to a stockholder at a shared address to which a single copy of the Information Statement was delivered. You may make such a written or oral request by (a) sending a written notification stating (i) your name, (ii) your shared address and (iii) the address to which the Company should direct the additional copy of the Information Statement, to the Company at Corporate Secretary, 107 Commerce Way, Sanford, FL 32771, telephone: (321) 397-2072.

If multiple stockholders sharing an address have received one copy of this Information Statement or any other corporate mailing and would prefer the Company to mail each stockholder a separate copy of future mailings, you may send notification to or call the Company’s principal executive offices. Additionally, if current stockholders with a shared address received multiple copies of this Information Statement or other corporate mailings and would prefer the Company to mail one copy of future mailings to stockholders at the shared address, notification of such request may also be made by mail or telephone to the Company’s principal executive offices.

By Order of the Board of Directors

By:	/s/ Lee Miller
Lee Miller Chief Executive Officer, Chief Financial Officer and Chairman of the Board of Directors